Exhibit 26(n)(i)

Auditor's Consent

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 27  to the Registration Statement on Form N-6, File No. 033-43058 under the Securities Act of 1933 of Transamerica Advisors Life Insurance Company-Merrill Lynch Variable Life Separate Account II of our report dated April 24, 2015 relating to the subaccount financial statements of Merrill Lynch Variable Life Separate Account II and to the use of our report dated April 15, 2015 with respect to the financial statements of Transamerica Advisors Life Insurance Company, which appears in such Registration Statement.  We also consent to the reference to us under the heading “Independent Registered Public Accounting Firms" in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Chicago, Illinois
April 27, 2015